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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
SPX Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-4 Amendment No. 1 dated September 26, 2001 of SPX Corporation of our report dated January 25, 2001, except as to note 14 which is as of March 11, 2001, with respect to the consolidated statements of financial position of United Dominion Industries Limited as at December 31, 2000 and 1999 and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 40-F of United Dominion Industries Limited, which report is included in the Form 8-K of SPX Corporation filed April 13, 2001.


/s/ KPMG LLP
---------------------
Chartered Accountants

Toronto, Canada
September 26, 2001